Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number: 63110DAA4

CREDIT AGREEMENT

dated as of March 17, 2016

among

NASDAQ, INC.,

as Borrower,

The Lenders Party Hereto

and

BANK OF AMERICA, N.A.,

as Administrative Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P. MORGAN CHASE BANK, N.A.,

MIZUHO BANK (USA),

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,

INVESTMENT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunning Managers

J.P. MORGAN CHASE BANK, N.A.,

MIZUHO BANK (USA),

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,

INVESTMENT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents

and

TD BANK, N.A. and HSBC BANK USA, N.A.,

as Documentation Agents

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 3.06	–	Disclosed Matters
Schedule 3.12	–	Subsidiaries
Schedule 6.02	–	Existing Liens
Schedule 6.07	–	Agreements with Affiliates
Schedule 9.01	–	Administrative Agent’s Office

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of United States Tax Compliance Certificate

CREDIT AGREEMENT, dated as of March 17, 2016 (this “Agreement”), among NASDAQ, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto, and BANK OF AMERICA, N.A., as Administrative Agent.

The Borrower has requested that the Lenders extend credit in the form of (i) U.S. Term Loans on the Closing Date in an aggregate principal amount of $400,000,000 and (ii) Swedish Term Loans on the Closing Date in an aggregate principal amount of the Currency Equivalent of $0. In addition, the Borrower may request that the Lenders or prospective Additional Lenders agree to provide Incremental Term Loans pursuant to Section 2.18 from time to time after the Closing Date in an aggregate amount not to exceed $200,000,000.

The Lenders are willing to extend such credit to the Borrower, on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“ABR Gross-Up Amount” means, with respect to any Non-ABR Lender’s ABR Loan for any day on which such ABR Loan is outstanding, the lesser of:

(a) the actual amount (as determined in good faith by the applicable Non-ABR Lender and set forth in a reasonably detailed certificate delivered to the Borrower) by which (i) such Non-ABR Lender’s cost of funding such Non-ABR Lender’s ABR Loan for such day exceeded (ii) the Base Rate for such day minus 1.00% per annum; and

(b) the amount by which (i) the Eurocurrency Rate for an interest period of one day commencing on such date (or, if such day is not a Business Day, the preceding Business Day) exceeded (ii) the Base Rate for such day minus 1.00% per annum.

“Acquisition” means any acquisition by the Borrower or a Subsidiary (and including any investments by the Borrower or any Subsidiary in any other Subsidiary for purposes of financing such acquisition) of (i) a majority of the outstanding Equity Interests in, or all or substantially all the assets of, or the assets constituting a division or line of business of, a Person or (ii) any asset of another Person constituting a business unit of such other Person.

“Additional Lenders” has the meaning assigned to such term in Section 2.18(b).

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 9.01.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term by Section 9.16.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, and other anti-corruption or anti-bribery laws and regulations applicable to the Borrower or its Subsidiaries from time to time.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating (S&P/Moody’s)	Eurocurrency Loans	ABR Loans
1	≥ A- / A3	1.125%	0.125%
2	BBB+ / Baa1	1.250%	0.250%
3	BBB / Baa2	1.500%	0.500%
4	BBB- / Baa3	1.750%	0.750%
5	< BBB- / Baa3	2.000%	1.000%

Initially, the Applicable Rate shall be determined based upon Pricing Level 3. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., Mizuho Bank (USA), Nordea Bank Finland Plc, New York Branch, Investment Banking, Skandinaviska Enskilda Banken AB (publ.) and Wells Fargo Securities, LLC, each in its capacity as a joint lead arranger for the Facilities.

“Asset Sale” has the meaning assigned to such term in Section 6.05.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus  1⁄2 of 1%, (b) the Eurocurrency Rate for Dollars (after giving effect to the minimum rate set forth therein) plus 1% and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the board of directors of the Borrower or, other than for purposes of the definitions of Change of Control and Continuing Directors, any duly authorized committee thereof.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which, if in writing, shall be in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Broker-Dealer Subsidiary” means any Subsidiary that is registered as a broker-dealer pursuant to Section 15 of the Exchange Act (as in effect from time to time) or that is regulated as a broker-dealer or underwriter under any foreign securities law.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws, rules, regulations, ordinances, codes or administrative or judicial authorities of, or in fact are closed in, (a) New York City, (b) Stockholm, Sweden (solely with respect to notices of borrowing under Section 2.03) or (c) the state in the United States where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Swedish Kronor, means any such day on which dealings in deposits in Swedish Kronor are conducted by and between banks in the London or other applicable offshore interbank market for Swedish Kronor; and

(c) if such day relates to any fundings, disbursements, settlements and payments in a Swedish Kronor in respect of a Eurocurrency Loan denominated in Swedish Kronor, or any other dealings in Swedish Kronor to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in Stockholm, Sweden.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. It is understood that with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting on the definitions and covenants herein, GAAP as in effect on the Closing Date shall be applied.

“Cash Equivalents” means any of the following types of investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i)(A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated, at the time of acquisition thereof, at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that, at the time of acquisition thereof, have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

(e) such other investments as may be agreed to from time to time between the Borrower and the Administrative Agent.

“Change in Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d–3 and 13d–5 under the Exchange Act), directly or indirectly, of Equity Interests in the Borrower representing either (x) more than 35% of the aggregate ordinary voting power (it being understood that to the extent that Equity Interests in the Borrower held by any such person or group are disregarded for ordinary voting purposes pursuant to the terms of the Borrower’s Organizational Documents, such Equity Interests shall not be included for purposes of determining whether the threshold set forth in this subclause (x) has been met) or (y) more than 50% of the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower, or

(b) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who are not Continuing Directors; or

(c) the occurrence of a “Change in Control” (or similar event, however denominated), as defined in any indenture or agreement in respect of Material Indebtedness of the Borrower or any Subsidiary.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. It is understood and agreed that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Charges” has the meaning set forth in Section 9.13.

“Class,” (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Term Loans, Swedish Term Loans or Incremental Term Loans, (b) when used in reference to any Commitment, refers to whether such Commitment is a U.S. Term Loan Commitment, Swedish Term Loan Commitment or Incremental Term Loan Commitment, and (c) when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.

“Clearing House” means each Subsidiary of the Borrower that reconciles, settles, adjusts and clears contracts on an exchange of the Borrower or any of its Subsidiaries or any other exchange in respect of which the Borrower or any of its Subsidiaries has equivalent authority, as the case may be, subject, as applicable, to the rules of any exchange which is qualified to clear trades through such Clearing House.

“Clearing Member” means a firm qualified to clear trades through any Clearing House.

“Clearing Operations” means the business relating to clearing, depository and settlement operations conducted by any Subsidiary.

“CLO” has the meaning assigned to such term in Section 9.04(b).

“Closing Date” means the first Business Day on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is the date hereof.

“Closing Fee” has the meaning assigned to such term in Section 2.10(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means with respect to any Lender, such Lender’s Term Loan Commitment.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, and (iii) any break funding payment made pursuant to Section 2.14.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash charges for such period, (v) non-recurring charges or extraordinary losses incurred during such period, including, without limitation, with respect to restructurings, headcount reductions or other similar actions, including severance charges in respect of employee terminations, in an amount not to exceed the greater of (1) $40,000,000 and (2) four percent (4.0%) of Consolidated EBITDA for such period (calculated without giving effect to this clause (v)), (vi) non-cash expenses resulting from the grant of stock options, restricted stock units, performance stock units or other equity-related incentives or benefits to any director, officer or employee of the Borrower or any Subsidiary pursuant to a written plan or agreement approved by the Board of Directors of the Borrower, (vii) non-cash charges attributable to impairment of goodwill or other intangible assets or impairment of long-lived assets, (viii) the aggregate amount of all deferred financing fees and expenses incurred during such period in connection with the Transactions, all non-recurring fees and expenses (excluding interest charges) paid during such period in connection with the Transactions (including, without limitation, fees and expenses incurred in connection with the issuance or extinguishment of debt incurred in connection with the Transactions) and related fees and expenses paid to advisors (but excluding integration and restructuring charges incurred or paid in connection with the Transactions), (ix) integration and restructuring expenses and charges incurred during such period in connection with

Acquisitions in an aggregate amount not to exceed since July 1, 2014, the greater of (1) $100,000,000 and (2) ten percent (10.0%) of Consolidated EBITDA for such period (calculated without giving effect to this clause (ix)), set forth in reasonable detail and certified by a Financial Officer of the Borrower, and (x) any costs, fees and expenses incurred in connection with any actual or proposed Acquisition, merger, joint venture, issuance of Equity Interests or Equity Equivalents, issuance or prepayments of Indebtedness, disposition or investment not prohibited hereby, in each case whether or not consummated, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any cash disbursements during such period that relate to non-cash charges or losses added to Consolidated Net Income pursuant to clause (a)(iv) or (a)(vi) of this definition in any prior period, (ii) any extraordinary gains for such period, (iii) any non-cash gains for such period, (iv) any income relating to defined benefits pension or post-retirement benefit plans and (v) all gains during such period resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the net income (or loss) of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by operation of the terms of its Organizational Documents or any agreement or instrument (other than a Loan Document) or any Requirement of Law applicable to such Subsidiary (provided that there shall not be excluded from Consolidated Net Income such part of net income that is used or designated as being available to satisfy regulatory capital or liquidity requirements imposed on any Subsidiary of the Borrower by any Governmental Authority or pursuant to any Requirement of Law), and (b) the net income (or loss) of any other Person that is not a Subsidiary of the Borrower (or is accounted for by the Borrower by the equity method of accounting), except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary (except to the extent the income (or loss) of such Subsidiary would be excluded from Consolidated Net Income pursuant to clause (a) of this proviso) during such period.

“Continuing Director” means (a) any member of the Board of Directors of the Borrower who was a member of the Board of Directors of the Borrower on the date of this Agreement and (b) any individual who becomes a member of the Board of Directors of the Borrower after the date of this Agreement if such individual was appointed, elected, nominated or approved for election to the Board of Directors of the Borrower with the affirmative vote of at least a majority of the directors then still in office.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost of Funds Rate” means, as of any day, the rate of interest determined by the Administrative Agent to be representative of its or the applicable Lenders’ cost of funds, as applicable, to extend or maintain credit under this Agreement on such day.

“Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Swedish Kronor as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Swedish Kronor with Dollars.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level of the Debt Rating that is one level higher than the Pricing Level of the lower Debt Rating shall apply; (c) if the Borrower has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default,” as determined by the Administrative Agent.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of comprehensive Sanctions.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interests” means Equity Interests that (a) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Equity Interests that do not constitute Disqualified Equity Interests), in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is 91 days after the Maturity Date (other than upon payment in full of the Obligations or upon a “change in control”; provided that any payment required pursuant to a “change in control” is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent and such requirement is not applicable in more circumstances than pursuant to the change of control provisions in the Senior Notes Indentures as of the date hereof), or (b) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests.

“Documentation Agents” means TD Bank, N.A. and HSBC Bank USA, N.A., each in its capacity as a documentation agent for the Facilities.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Swedish Kronor, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Swedish Kronor.

“Dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, or the generation, management, Release or threatened Release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Equivalents” means all securities convertible into or exchangeable for Equity Interests, and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

“Equity Interests” means shares, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) with respect to any Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or (i) the withdrawal of the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Loan denominated in Dollars, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b) for any Interest Period with respect to a Eurocurrency Loan denominated in Swedish Kronor, the rate per annum equal to the Stockholm Interbank Offered Rate (“STIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (Stockholm, Sweden time) on the Rate Determination Date with a term equivalent to such Interest Period;

(c) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; provided, further that if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) any Taxes imposed on or measured by its net income or overall gross income, capital, net worth or similar Taxes imposed on it in lieu of or as an adjunct to net or overall gross income taxes (including, for the avoidance of doubt, the Massachusetts corporate excise tax within the meaning of Massachusetts General Laws Ch. 63, Section 39), or franchise Taxes imposed, in each case, by a jurisdiction as a result of such recipient being organized or resident in, maintaining a lending office in, doing business in or having another present or former connection with, such jurisdiction (other than any business or connection arising (or deemed to arise) from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transactions pursuant to, or enforced, any Loan Documents); (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Taxes, imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any U.S. federal withholding Tax that (i) is imposed pursuant to any Requirement of Laws in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.15(a), or (ii) is attributable to such Lender’s failure to comply with Section 2.15(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Revolving Credit Agreement” means that certain credit agreement, dated as of November 24, 2014, among the Borrower, the lenders party thereto, and Bank of America, N.A., as administrative agent, a swingline lender and issuing bank.

“Facilities” means the credit and loan facilities provided for in this Agreement.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), any intergovernmental agreement entered into implementing such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to intergovernmental agreements.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; provided, further, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the fee letter, dated as of February 9, 2016, by and among the Borrower and the Administrative Agent.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Funded Indebtedness” means, with respect to any Person;

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business);

(d) all Funded Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Funded Indebtedness secured thereby has been assumed;

(e) all Guarantees by such Person of Funded Indebtedness of others;

(f) all Capital Lease Obligations of such Person; and

(g) all drafts drawn (to the extent unreimbursed) under any letter of credit, letter of guaranty or bankers’ acceptance for the account of such Person.

Notwithstanding any other provision of this Agreement to the contrary, (i) the term “Funded Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in any Acquisition may become entitled and (ii) the amount of Funded Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (x) such specified amount and (y) the fair market value of such identified asset as determined by such Person in good faith. For the avoidance of doubt, Qualified Equity Interests shall not be deemed Funded Indebtedness.

“GAAP” means generally accepted accounting principles in the United States of America; provided that the Borrower may make a one-time election to switch to IFRS, if permitted to do so by the SEC in the Borrower’s filings with the SEC, and following such election and the notification in writing to the Administrative Agent by the Borrower thereof, “GAAP” shall mean IFRS. After such election, the Borrower cannot subsequently elect to report under generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances, materials or wastes and all hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means the International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board, as in effect from time to time.

“Incremental Facility Amendment” means an amendment pursuant to Section 2.18 creating Incremental Term Loan Commitments.

“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.18(b).

“Incremental Term Loan Commitments” has the meaning assigned to such term in Section 2.18(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.18(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid by such Person (excluding any obligations in respect of cash deposits by any Clearing Member for margin, any default fund or otherwise in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others (other than any Guarantee provided by (x) any Clearing House to Clearing Members in the ordinary course of business for their obligations to one another or (y) to the extent considered Indebtedness, the Borrower or any Subsidiary to any other Person providing a clearing arrangement in connection with the fixed income trading business of the Borrower and its Subsidiaries), (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person as an account party in respect of letters of credit and letters of guaranty (but only to the extent drawn and not reimbursed) and (j) all obligations of such Person in respect of bankers’ acceptances (but only to the extent drawn and not reimbursed). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, (i) the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in any Acquisition may become entitled and (ii) the amount of Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (x) such specified amount and (y) the fair market value of such identified asset as determined by such Person in good faith. For the avoidance of doubt, Qualified Equity Interests shall not be deemed Indebtedness and “Indebtedness” shall not include (a) with respect to the transfer of positions and related margin from a suspended Clearing Member to another Clearing Member or the liquidation of any suspended or non-performing Clearing Member’s positions and related margin, obligations of the Borrower or a Subsidiary thereof to make a transfer in cash in respect of margin related to such suspended or non-performing Clearing Member’s positions, and (b) with respect to any Clearing House, any transaction with respect to which such entity is a party solely in its capacity as a central counterparty.

“Indemnified Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.12.

“Interest Coverage Ratio” means, on any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most-recently ended prior to such date for which financial statements have been or were required to be delivered pursuant to clause (a) or (b) of Section 5.01).

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date of such Loan and (b) with respect to any Eurocurrency Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each Business Day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date of such Loan.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or such other period reasonably satisfactory to the Administrative Agent that is twelve months or less if, at the time of the relevant Borrowing, all Lenders participating therein agree in writing to make an interest period of such duration available) (or, solely in the case of a Borrowing on the Closing Date, the period from the Closing Date and ending on March 31, 2016), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period for any Borrowing shall extend past the Maturity Date for the Loans included in such Borrowing. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment (in one transaction or a series of transactions) by such Person, whether by means of (a) the purchase or other acquisition (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) of any Equity Interests or Equity Equivalents in or evidences of Indebtedness or other securities of another Person (including any option, warrant or other right to acquire any of the foregoing), (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition.

“Joint Bookrunning Managers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., Mizuho Bank (USA), Nordea Bank Finland Plc, New York Branch, Investment Banking, Skandinaviska Enskilda Banken AB (publ.) and Wells Fargo Securities, LLC, in their capacities as joint bookrunning managers.

“Judgment Currency” has the meaning assigned to such term by Section 9.16.

“Lender Default” means (i) the refusal (which may be given verbally or in writing) which has not been retracted or failure of any Lender to make available its portion of any incurrence of Loans pursuant to Section 2.01, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute; or (iii) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” mean, with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, (a) a voluntary or involuntary case is instituted with respect to such Distressed Person under the Bankruptcy Code of the United States or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or other debtor relief laws of the United States or any other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally, (b) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation, (d) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or (e) such Distressed Person becomes subject of a Bail-in Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 9.04 or pursuant to an Incremental Facility Amendment, other than any such Person that ceases to be a party hereto pursuant to Section 9.04.

“Leverage Ratio” means as of any date, the ratio of (a) Total Indebtedness as of such date minus the lesser of (i) cash and cash equivalents (determined in accordance with GAAP) of the Borrower and the Subsidiaries, other than cash and cash equivalents not readily available for use by the Borrower in its discretion (including customer-segregated cash and cash equivalents and cash and cash equivalents required by applicable law or regulatory requirement to be maintained as such by the Borrower or any Subsidiary), and (ii) $150,000,000, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, any Incremental Facility Amendment and, solely for purposes of clause (e) of Article VII, the Fee Letter.

“Loans” means the Term Loans.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under any Loan Document or (c) the rights of or remedies available to the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” means Indebtedness (other than any Obligations), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, at any date of determination, each of the Borrower’s Subsidiaries (i) which the Borrower has elected to treat as a Material Subsidiary or (ii)(a) whose total assets (on a consolidated basis with its subsidiaries) at the last day of the relevant fiscal year (individually or in the aggregate) were greater than 10.0% of the consolidated total assets of the Borrower and the Subsidiaries at such date or (b) whose operating income (calculated in a manner consistent with the public filings of the Borrower) for the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 5.01(a) (individually or in the aggregate) are greater than 10.0% of the consolidated operating income of the Borrower and the Subsidiaries for such fiscal year; provided that at no time shall the total consolidated assets or operating income of all Subsidiaries that are not Material Subsidiaries in reliance on clause (ii) above exceed, at such time, 10.0% of the consolidated total assets or 10.0% of the operating income, respectively, of the Borrower and its Subsidiaries and if either such aggregate threshold is exceeded then the Borrower shall designate a sufficient number of Subsidiaries which would not constitute Material Subsidiaries under clause (ii) above as Material Subsidiaries such that neither such aggregate threshold is exceeded. For the avoidance of doubt, for purposes of determining whether any Subsidiary is a Material Subsidiary for purposes of clauses (h), (i), (j) or (k) of Article VII (any such determination that any Subsidiary does not constitute a Material Subsidiary for such purposes, a “Specified Exception”), all

Subsidiaries as to which the Borrower has previously relied on a Specified Exception shall be aggregated (based on the calculation of the amounts set forth in clause (ii) of the preceding sentence as of the time such Specified Exception was relied on with respect to each such Subsidiary) for purposes of determining whether a Subsidiary is a Material Subsidiary for purposes of such Specified Exception (e.g., if on March 1, 2016, a Subsidiary which accounted for 6.0% of the Borrower’s consolidated assets as of December 31, 2015 and 6.0% of the Borrower’s operating income for the year ended December 31, 2015 becomes subject to a proceeding described in clause (h) of Article VII, then for purposes of determining whether a second Subsidiary is a “Material Subsidiary” for purposes of Article VII on March 1, 2015, if such second Subsidiary accounted for 4% of the Borrower’s consolidated assets as of December 31, 2015 and 4% of the Borrower’s operating income for the year ended December 31, 2015, such second Subsidiary would not be a “Material Subsidiary” for purposes of Article VII but if such second Subsidiary accounted for 4.5% of the Borrower’s consolidated assets as of December 31, 2015 and/or 4.5% of the Borrower’s operating income for the year ended December 31, 2015, then such second Subsidiary would constitute a “Material Subsidiary” for purposes of Article VII).

“Maturity Date” means November 25, 2019.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six Plan years made or accrued an obligation to make contributions.

“Non-ABR Lender” means any Lender that does not extend credit based on a U.S. “prime rate” or Federal Funds Rate in the ordinary course of its business.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans under the Credit Agreement paid equally and ratably, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, in each case, free and clear and without deduction for any Indemnified Taxes or Other Taxes,, and (ii) all other monetary obligations of the Borrower to the Administrative Agent or any of the Lenders under the Credit Agreement and each of the other Loan Documents, paid equally and ratably, including obligations to pay fees (including participation and commitment fees), expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, excluding any such Tax imposed as a result of an assignment (other than an assignment made at the request of the Borrower pursuant to Section 2.17(b)) by a Lender (an “Assignment Tax”), if such Assignment Tax is imposed as a result of the assignor or assignee being organized in or having its principal office or applicable lending office in the taxing jurisdiction, or as a result of any other present or former connection between the assignor or assignee and the taxing jurisdiction, other than any connection arising from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Swedish Kronor, the rate of interest per annum at which overnight deposits in Swedish Kronor, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for Swedish Kronor to major banks in such interbank market; provided that, if the Overnight Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, pension liabilities, unemployment insurance and other social security laws or regulations or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens deemed to exist in connection with Permitted Investments in repurchase agreements;

(h) Liens arising in connection with ordinary course non-speculative hedging arrangements and bankers’ Liens granted in the ordinary course of business relating to the operation of bank accounts maintained by the Borrower or its Subsidiaries or as part of letter of credit transactions and Liens granted in customary escrow arrangements on sales and acquisitions not prohibited by this Agreement;

(i) any netting or setoff arrangement entered into by the Borrower or any of its Subsidiaries in the ordinary course of its banking arrangements or in connection with the cash pooling activities of the Borrower and its Subsidiaries entered into in the ordinary course of business;

(j) customary Liens over goods, inventory or documents of title where the shipment or storage price is financed by a documentary credit;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l) Liens constituting contractual rights of setoff under agreements with customers, in each case, entered into in the ordinary course of business; and

(m) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Investments” means investments that comply with the Borrower’s Investment Policy as disclosed to the Administrative Agent on the Closing Date, as such Investment Policy may be modified from time to time by the Borrower; provided that the Borrower’s Investment Policy shall not be modified in any manner that would or would reasonably be expected to materially and adversely affect the interests or remedies of the Administrative Agent or the Lenders without the prior written consent of the Administrative Agent.

“Person” means any natural person or entity, including any corporation, limited liability company, trust, joint venture, association, company, partnership or Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 5.01.

“Pricing Level” means the relevant level listed under the column “Pricing Level” in the grid in the definition of “Applicable Rate”.

“Pro Forma Basis” means, with respect to the calculation of the Leverage Ratio, that such calculation shall give pro forma effect to all Restricted Payments, creation or incurrence of Liens or Acquisitions, all issuances, incurrences or assumptions and all repayments of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any material assets outside the ordinary course of business that have occurred since the beginning of the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to such date for which financial statements have been or were required to be delivered pursuant to paragraph (a) or (b) of Section 5.01 as if they occurred on the first day of such four consecutive fiscal quarter period (including cost savings resulting from headcount reductions, facility closings or similar restructurings to the extent such cost savings (a) would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the SEC, and as certified by a Financial Officer or (b) have been realized or for which the steps necessary for realization have been taken, and as certified by a Financial Officer).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Lender” has the meaning set forth in Section 5.01.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulated Subsidiary” means (i) any Broker-Dealer Subsidiary, (ii) any Subsidiary regulated as an insurance company or clearinghouse, and (iii) any Subsidiary whose dividends may be restricted, other activities undertaken by such Subsidiary may be limited or other regulatory actions with respect to such Subsidiary may be taken, in each case by applicable Governmental Authorities in the event that such Subsidiary does not maintain capital at the level required by applicable Governmental Authorities.

“Related Indemnified Person” has the meaning assigned to such term in Section 9.03(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having outstanding Term Loans representing more than 50% of the outstanding Term Loans at such time.

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, official guidance, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means (a) the chief executive officer, president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions of the Borrower, (b) as to any document delivered on the Closing Date, any secretary or assistant secretary of the Borrower, (c) solely for purposes of notices given under Article II, any other officer or employee of the Borrower expressly designated as a “Responsible Officer” for purposes of the Loan Documents by any other Responsible Officer in a written notice to the Administrative Agent and (d) any other officer or employee of the Borrower designated as a “Responsible Officer” for purposes of the Loan Documents in or pursuant to a written agreement between the Borrower and the Administrative Agent in connection with the Loan Documents. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower, (c) any option, warrant or other right to acquire any such Equity Interests in the Borrower, or (d) any other payment on account of any return of capital to the Borrower’s stockholders (or the equivalent thereof), in each case, other than through the issuance of Qualified Equity Interests. For the avoidance of doubt, (i) payments with respect to Indebtedness convertible into Equity Interests shall not be deemed to be Restricted Payments and (ii) the issuance of any common stock of the Borrower as grants or awards of restricted stock units or performance stock units in accordance with stock option or stock ownership plans, employment agreements, incentive plans or other benefit plans approved by the Borrower’s Board of Directors for management, directors, former directors, employees and former employees of the Borrower and the Subsidiaries do not constitute Restricted Payments.

“Revaluation Date” means each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in Swedish Kronor, (ii) each date of a continuation of a Eurocurrency Loan denominated in Swedish Kronor pursuant to Section 2.03 and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Swedish Kronor, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Swedish Kronor.

“Sanction(s)” means any sanction administered or enforced by the United States federal government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury and, solely with respect to the definition of “Designated Jurisdiction,” the Swedish Financial Supervisory Authority and European Economic Area.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Senior Notes” means any senior unsecured notes of the Borrower issued under any Senior Notes Indenture.

“Senior Notes Indenture” means the (i) Indenture, dated as of January 15, 2010, between the Borrower and the trustee party thereto and (ii) the Indenture, dated as of June 7, 2013, between the Borrower and the trustee party thereto.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future, spot currency purchase, hedging or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swedish Kronor” means the lawful currency of the Kingdom of Sweden.

“Swedish Term Loan” means a Loan made pursuant to Section 2.01(b).

“Swedish Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Swedish Term Loan hereunder pursuant to Section 2.01(b), expressed as an amount representing the maximum principal amount of the Swedish Term Loans to be made by such Lender pursuant to Section 2.01(b), as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Swedish Term Loan Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Swedish Term Loan Commitments is the Currency Equivalent of $0.

“Swedish Term Loan Lender” means a Lender with an outstanding Swedish Term Loan.

“Syndication Agents” means JPMorgan Chase Bank, N.A., Mizuho Bank (USA), Nordea Bank Finland Plc, New York Branch, Investment Banking, Skandinaviska Enskilda Banken AB (publ) and Wells Fargo Bank, National Association, each in its capacity as a syndication agent for the Facilities.

“Taxes” means any and all present or future taxes, levies, imposts, duties, withholdings or similar charges or deductions now or hereafter imposed, levied, collected or withheld by any Governmental Authority, and any interest, penalties or additions to tax related thereto.

“Term Loans” means the U.S. Term Loans and the Swedish Term Loans.

“Term Loan Commitment” means the U.S. Term Loan Commitment and the Swedish Term Loan Commitment.

“Term Loan Lenders” means the U.S. Term Loan Lenders and the Swedish Term Loan Lenders.

“Total Indebtedness” means, without duplication, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries included as a liability on the balance sheet of the Borrower and its Subsidiaries, determined on a consolidated basis, plus any guarantee of indebtedness of any third party; provided that the term “Indebtedness” shall not include (i) contingent obligations of the Borrower or any Subsidiary as an account party or applicant in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness, (ii) any unfunded commitment or (iii) any Indebtedness or Guarantees permitted by Section 6.01(viii), (ix) or (xii) and outstanding in reliance of any such Section.

“Transaction Costs” means all fees, costs and expense incurred or payable by the Borrower or any Subsidiary in connection with the Transactions.

“Transactions” means (a) the execution, delivery and performance by the Borrower of the Loan Documents to which it is to be a party and (b) the payment of the Transaction Costs.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate or the Base Rate.

“UK ESOP Program” means any program in which any Subsidiary acts as an intermediary in the UK for customers’ exercise of employee stock option programs and/or equivalent incentive schemes that the customers have for its employees.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“U.S. Term Loan” means a Loan made pursuant to Section 2.01(a).

“U.S. Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a U.S. Term Loan hereunder pursuant to Section 2.01(a), expressed as an amount representing the maximum principal amount of the U.S. Term Loans to be made by such Lender pursuant to Section 2.01(a), as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s U.S. Term Loan Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Term Loan Commitments is $400,000,000.

“U.S. Term Loan Lender” means a Lender with an outstanding U.S. Term Loan and/or a U.S. Term Loan Commitment.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable law) are, as of such date, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “U.S. Term Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency U.S. Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “U.S. Term Loan Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency U.S. Term Loan Borrowing”).

SECTION 1.03 Terms Generally; Times of Day. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless otherwise indicated or the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP (including any election by the Borrower to operate under IFRS) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change or election shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05 Pro Forma Calculations. For purposes of any determination of the Interest Coverage Ratio or Leverage Ratio pursuant to Section 2.18 or any covenant set forth in Article VI: for any period during which any Acquisition or any sale, transfer or other disposition of any material assets outside the ordinary course of business occurs (or has occurred since the last day of such period), the calculation of the Leverage Ratio with respect to such period for such purpose shall be made on a Pro Forma Basis.

SECTION 1.06 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Swedish Term Loans denominated in Swedish Kronor. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between Dollars and Swedish Kronor until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of Swedish Kronor for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent; provided that, for purposes of determining compliance with any Dollar-denominated restriction on (x) the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a currency other than Dollars shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness is incurred, in the case of term debt, or first committed, in the case of revolving credit date; provided that, if indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a currency other than Dollars, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased; and (y) the making of any investment, the Dollar-equivalent amount of any investment denominated in a currency other than Dollars shall be calculated based on the relevant currency exchange rate in effect on the date such investment was made.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Eurocurrency Loan is denominated in Swedish Kronor, such amount shall be the Currency Equivalent of such Dollar amount (rounded to the nearest unit of Swedish Kronor, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

SECTION 1.07 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) If applicable, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (after consultation with the Borrower) may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may (after consultation with the Borrower) from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, (a) each U.S. Term Loan Lender severally agrees to make to the Borrower a single loan denominated in Dollars equal to such U.S. Term Loan Lender’s U.S. Term Loan Commitment on the Closing Date and (b) each Swedish Term Loan Lender severally agrees to make to the Borrower a single loan denominated in Swedish Kronor equal to such Swedish Term Loan Lender’s Swedish Term Loan Commitment on the Closing Date. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Term Loans denominated in Dollars may be ABR Loans or Eurocurrency Loans, as further provided herein and Term Loans denominated in Swedish Kronor must be Eurocurrency Loans, as further provided herein.

SECTION 2.02 Funding of Loans. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.03 Requests for Borrowings.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 12:00 noon, New York City time, three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Loans denominated in Dollars or any conversion of ABR Loans to Eurocurrency Loans, (ii) 12:00 noon, New York City time, four (4) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Loans denominated in Swedish Kronor, and (iii) 11:00 a.m., New York City time, on the requested date of any Borrowing of ABR Loans; provided, however, that if the Borrower wishes to request Eurocurrency Loans (other than Eurocurrency Loans, if any, made on the Closing Date) having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Loans shall be in an amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to ABR Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing Request (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing of Term Loans, a conversion of Term Loans from one Type to the other, or a continuation of Eurocurrency Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the currency in which the Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which existing Term Loans are to be converted and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Borrowing Request or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, ABR Loans (unless the Loan being made or continued is denominated in Swedish Kronor, in which case it shall be made or continued as a Eurocurrency Loan with an Interest Period of one month). Any such automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Loans in any such Borrowing Request, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurocurrency Loans denominated in Swedish Kronor), it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Borrowing Request, the Administrative Agent shall promptly notify each applicable Lender of the amount of its pro rata share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to ABR Loans or continuation of Loans denominated in Swedish Kronor described in Section 2.03(a). In the case of each Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for Dollars or Swedish Kronor, as the case may be, not later than 1:00 p.m., New York City time, on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the conditions set forth in Section 4.02 (and, with respect to Loans, if any, made on the Closing Date, the conditions set forth in Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with such amount in immediately available funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. During the existence of an Event of Default, the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that ABR Loans are outstanding, the Administrative Agent shall notify the Borrower and the applicable Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect at one time unless otherwise agreed between the Borrower and the Administrative Agent.

(f) Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.03(f) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall promptly remit to Borrower any amounts previously paid by Borrower in respect of such Borrowing under this Section 2.03. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.04 [Reserved].

SECTION 2.05 [Reserved].

SECTION 2.06 Termination of Commitments. Unless previously terminated, the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date.

SECTION 2.07 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.08.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency, Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Absent manifest error, the entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

SECTION 2.08 Amortization of Term Loans.

(a) The Borrower shall repay Term Loans of each Class in the currency in which such Term Loans are denominated on each of the dates set forth below, in an amount, expressed as a percentage of the aggregate original principal amount of all Term Loans of such Class made on or prior to such date and prior to the applicable payment date, set forth opposite each of the dates below:

Date	Amount
March 31, 2018	2.50%
June 30, 2018	2.50%
September 30, 2018	2.50%
December 31, 2018	2.50%
March 31, 2019	2.50%
June 30, 2019	2.50%
September 30, 2019	2.50%
Maturity Date	82.50%

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date.

(c) Any prepayment of a Term Loan of any Class shall be applied, in the case of prepayments made pursuant to Section 2.09, to the remaining amortization payments for such Class set forth in paragraph (a) above at the direction of the Borrower.

SECTION 2.09 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) In connection with any optional prepayment pursuant to Section 2.09(a), the Borrower shall notify the Administrative Agent by telephone (confirmed by any approved form of electronic communication or otherwise in writing) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing denominated in Dollars, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Borrowing denominated in Swedish Kronor, not later than 12:00 p.m., New York City time, four Business Days before the date of prepayment or (iii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Class of Loans to be prepaid and the principal amount of each Borrowing or Borrowings or portion thereof to be prepaid; provided that a notice of optional prepayment may state that such notice is conditional upon the occurrence of an event specified therein, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to 12:00 noon New York City time, on the specified date) if such condition is not satisfied; provided, further, that each such notice must be in a form reasonably acceptable to the Administrative Agent. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.03(a), except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied as directed by the Borrower; provided that during the continuance of an Event of Default, each prepayment shall be applied pro rata among each Class of Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11, except in the case of partial prepayment of ABR Loans, which interest shall be payable on the next scheduled interest payment date.

SECTION 2.10 Fees.

(a) The Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Term Loan, an upfront fee (the “Closing Fee”) in amounts referred to in the Fee Letter on the Closing Date. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and are non-refundable and non-creditable.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances, absent manifest error.

SECTION 2.11 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Base Rate for Borrowings of such Class plus the Applicable Rate. In addition, if at any time any Loans are maintained as ABR Loans, the Borrower agrees that within 10 Business Days after receiving any request from any Non-ABR Lender (but not more frequently than quarterly for any Lender), the Borrower will pay such Non-ABR Lender the ABR Gross-Up Amount with respect to the ABR Loans of such Non-ABR Lender.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the applicable Eurocurrency Rate for Borrowings of such Class for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, (i) if any amount (other than principal of any Loan) payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, (ii) if any principal of any Loan payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section and (iii) upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All computations of interest for ABR Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including ABR Loans determined by reference to the Eurocurrency Rate). All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Term Loans denominated in Swedish Kronor as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.12 Alternate Rate of Interest.

(a) If, prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for any currency for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for any currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or any approved form of electronic communication as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (1) any request pursuant to Section 2.03(a) that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the affected currency shall be ineffective and (2) if any Borrowing Request requests a Eurocurrency Borrowing, the interest rate applicable to such Borrowing shall be (I) for a Borrowing of ABR Loans in the amount specified therein, in the case of Loans denominated in Dollars, or (II) for a Borrowing of a Loan bearing interest at the Cost of Funds Rate plus the Applicable Margin with respect to Eurocurrency Rate Loans, in the case of any other Loan.

(b) If any event described in the first sentence of Section 2.12(a) occurs and results in the application of the Cost of Funds Rate, then at the request of the Administrative Agent or the Borrower, the Administrative Agent and the Borrower shall enter into good faith negotiations for a period of no more than 30 days for the purpose of agreeing to a substitute basis for determining the rate of interest to be applied to the applicable Borrowing (and, to the extent required, any future Borrowings). Any substitute basis agreed upon shall be, with the consent of all Lenders with respect to the applicable Facility, binding on all of the parties to this Agreement.

SECTION 2.13 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement contemplated by Section 2.13(e) other than as set forth below);

(ii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender; or

(iii) subject any Lender to any Tax of any kind whatsoever with respect to any Loan Document, or any Loan made by it, except for (X) Indemnified Taxes or Other Taxes indemnified under Section 2.15, (Y) any penalties not indemnified under the first sentence of Section 2.15(c) and (Z) any Excluded Taxes;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or, in the case of clause (iii), any Loan), or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the basis for and the calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date or which interest is payable on such Loan; provided the Borrower shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 Business Days from receipt of such notice.

SECTION 2.14 Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17 or Section 9.02(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profits). Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan (excluding the Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.15 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any applicable withholding agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after all such required deductions have been made (including such deductions applicable to additional sums payable under this Section 2.15) each Lender (or the Administrative Agent receiving payments for its own account) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on or with respect to any payment by or on account of the Borrower under any Loan Document, and any Other Taxes, payable by the Administrative Agent, such Lender (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except for any penalties to the extent determined by a final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Administrative Agent or Lender. The written demand shall be made in a certificate setting forth the amount of such Indemnified Taxes or Other Taxes and, in reasonable detail, the calculation and basis for such Indemnified Taxes or Other Taxes.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt, if available, issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Each Lender that is a United States person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two duly completed and signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Lender that is a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two duly completed signed original copies of Internal Revenue Service Form W-8BEN-E claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B) two duly completed signed original copies of Internal Revenue Service Form W-8ECI,

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) two duly completed signed original certificates substantially in the form of Exhibit C (any such certificate a “United States Tax Compliance Certificate”) and (B) two duly completed signed original copies of Internal Revenue Service Form W-8BEN-E, or

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), two duly completed signed original copies of Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Form W-9 or any other information from each beneficial owner that would be required under this Section 2.15(e) if such beneficial owner were a Lender, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner.

(iii) Without limitation of its obligations under paragraphs (i) or (ii), each Lender shall, at such time as reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, properly completed and executed, as will permit payments made to such Lender under the Loan Documents to be made without or at a reduced rate of withholding tax.

(iv) Each Lender shall deliver to the Borrower and the Administrative Agent two further signed original copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent in writing that it is unable to do so. Each Lender shall promptly notify the Borrower and the Administrative Agent in writing at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent.

(v) Notwithstanding any other provision of this paragraph (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(vi) The Administrative Agent in its capacity as such shall, to the extent it is legally eligible to do so, from time to time deliver to the Borrower a properly executed copy of Internal Revenue Service Form W-8IMY or W-9, as applicable.

(vii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (vii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.15(e).

(g) If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable expenses (including any Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h) The Administrative Agent and each Lender shall use commercially reasonable efforts to cooperate with the Borrower in attempting to recover any Indemnified Taxes and Other Taxes that the Borrower reasonably asserts were improperly imposed if (i) in the reasonable judgment of the Administrative Agent or such Lender, as applicable, such cooperation would not subject the Administrative Agent or such Lender, as applicable, to any unreimbursed cost or expense or otherwise be materially disadvantageous to the Administrative Agent or such Lender, as applicable, and (ii) based on written advice of the Borrower’s independent accountants or external legal counsel delivered to such Administrative Agent or Lender, there is a reasonable basis for the Borrower to contest with the applicable Governmental Authority the imposition of such Indemnified Taxes or Other Taxes; provided, however, that any such attempts shall be at the sole cost of the Borrower and the Borrower shall indemnify the Administrative Agent and each Lender for any costs it incurs in connection with complying with this subsection 2.15(h). In such event, the applicable Administrative Agent or Lender shall only be required to pursue the applicable refund in a commercially reasonable manner, and at the Borrower’s sole cost and expense. In no event will this Section 2.15(h) relieve the Borrower of its obligation to pay any additional amounts or indemnification payments to the Administrative Agent or any Lender under this Section 2.15. Any refund obtained shall be repaid to the Borrower to the extent provided in Section 2.15(g).

(i) Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.16 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise expressly provided herein and except, with respect to principal of and interest on Loans denominated in Swedish Kronor, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Swedish Kronor and in Same Day Funds. If, for any reason, the Borrower is prohibited by any Requirement of Law from making any required payment hereunder in Swedish Kronor, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Swedish Kroner payment amount. The Administrative Agent will promptly distribute to each Lender its pro rata (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s lending office.

(b) Subject to Section 2.16(e), if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties.

(c) Subject to Section 2.16(e), if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(b), 2.16(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee or the Borrower, (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.18 Incremental Term Loan Commitments.

(a) At any time and from time to time beginning with the first Business Day after the Closing Date and prior to the Maturity Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to increase the existing U.S. Term Loan Commitments or Swedish Term Loan Commitments (“Incremental Term Loan Commitments” and the loans thereunder, “Incremental Term Loans”) which shall be a part of the same Class as the then outstanding U.S. Term Loans or Swedish Term Loans, as the case may be; provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Default has occurred and is continuing or shall result therefrom, (B) the Borrower shall be in compliance on a Pro Forma Basis with the covenant contained in Section 6.09 recomputed as of the last day of the most recent fiscal quarter for which financial statements have been or were required to be delivered pursuant to paragraph (a) or (b) of Section 5.01, and (C) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above, together with all calculations relevant thereto, including reasonably detailed calculations demonstrating compliance with clause (B) above. Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Term Loan Commitments shall not exceed the Dollar Equivalent of $200,000,000. Each exercise of the Borrower’s right to seek Incremental Term Loan Commitments shall be in an integral multiple of the Dollar Equivalent of $1,000,000 and be in an aggregate principal amount that is not less than the Dollar Equivalent of $25,000,000.

(b) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and currency (U.S. Dollar or Swedish Kronor) of the relevant Incremental Term Loan Commitments. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Term Loans (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) shall be reasonably satisfactory to the Borrower and the Administrative Agent and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender and the Administrative Agent. No Lender shall be obligated to provide any Incremental Term Loans unless, in its sole discretion, it so agrees. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date). The Administrative Agent shall receive not less than 10 Business Days’ advance notice (or shorter, if agreed by the Administrative Agent) prior to any proposed Incremental Facility Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Borrower and its Material Subsidiaries (a) is duly organized, validly existing and (where such concept exists) in good standing (or its equivalent, if any) under the laws of the jurisdiction of its organization except to the extent failure to do so (other than with respect to the Borrower) could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (b) has all requisite corporate power and authority to carry on its business as now conducted except where the failure to have the same could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect and (c) is qualified to do business in, and (where such concept exists) is in good standing (or its equivalent, if any) in, every jurisdiction where such qualification is required except where the failure to be so qualified or to be (where such concept exists) in good standing (or its equivalent, if any) could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability.

(a) The Transactions to be entered into and the execution and delivery of this Agreement and each other Loan Document to which it is a party by the Borrower are within the Borrower’s corporate powers and have been or will by the time required be duly authorized by all necessary corporate or other action.

(b) This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions and the execution and delivery of this Agreement by the Borrower (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been, or will be by the time required, obtained or made and are, or will be by the time required, in full force and effect, (b) will not violate the Organizational Documents of the Borrower, (c) will not violate any Requirement of Law applicable to the Borrower, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens permitted by Section 6.02, except, in the case of clauses (c) and (d), for any such violations, defaults or rights that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders or publicly filed its consolidated balance sheet as of the end of the fiscal years ended December 31, 2014 and 2015 and consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015, in each case reported on by Ernst & Young LLP, independent public accountants for the Borrower (and comparable periods for (or, in the case of the balance sheet, as of the end of) the prior fiscal year), certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect since December 31, 2015.

SECTION 3.05 Properties. Except as could not reasonably be expected to result in a Material Adverse Effect:

(a) each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes; and

(b) the Borrower and the Subsidiaries own, or are licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to the business of the Borrower and the Subsidiaries, taken as a whole, and the use thereof by the Borrower or such Subsidiary, as applicable, does not infringe upon the rights of any other Person.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements. The Borrower is in compliance with its Organizational Documents. Each of the Borrower and the Subsidiaries is in compliance with (a) all Requirements of Law applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property, except, in the case of clauses (a) and (b) of this sentence, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation as an “investment company” under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Except (a) for failures that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect and (b) with respect to Taxes that are being contested in good faith by appropriate proceedings and adequate reserves for such Taxes have been provided on the books of the Borrower or its Subsidiaries in accordance with GAAP, the Borrower and each of its Subsidiaries has (i) timely filed or caused to be filed (taking into account valid extensions) all Tax returns and reports required to have been filed, and (ii) paid or caused to be paid all Taxes required to have been paid by it (including any such Taxes in the capacity of a withholding agent).

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied except where a failure to meet such minimum funding standards could not reasonably be expected to have a Material Adverse Effect. There exists no Unfunded Pension Liability with respect to any Plan, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 Disclosure. To the best of the Borrower’s knowledge, none of the reports, financial statements, certificates or any other information (other than information of a general economic or general industry nature) furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished and taken together as a whole) contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to any such information consisting of projections, forecasts and other forward-looking statements with respect to the Borrower or any of its Subsidiaries (collectively, the “Projections”), the Borrower represents only that any such Projections will be prepared based upon good faith assumptions believed by it to be reasonable at the time delivered (it being understood that such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no guarantee or other assurance can be given that any Projections will be realized, and that actual results may differ from Projections and such difference may be material).

SECTION 3.12 Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary as of the Closing Date.

SECTION 3.13 Insurance. The Borrower believes that the insurance maintained by or on behalf of the Borrower and its Material Subsidiaries complies with the requirements set forth in Section 5.06.

SECTION 3.14 Labor Matters. As of the Closing Date, there are no strikes or lockouts or any other material labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, and (b) all payments due from the Borrower or any Subsidiary on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. There is no organizing activity involving the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened by any labor union or group of employees, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no representation proceedings pending or, to the knowledge of the Borrower, threatened with the National Mediation Board, and no labor organization or group of employees of the Borrower or any Subsidiary has made a pending demand for recognition, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no material complaints or charges against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Borrower or any Subsidiary of any individual, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15 Federal Reserve Regulations.

(a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) Taking into account all of the Transactions, no part of the proceeds of the Loans will be used for any purpose that violates the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.16 OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

SECTION 3.17 Anti-Corruption Laws and Patriot Act. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with applicable Anti-Corruption Laws and the Patriot Act, as amended, and regulations thereunder, and have instituted and maintained policies and procedures reasonably designed to achieve compliance with such laws and regulations.

ARTICLE IV

CONDITIONS

SECTION 4.01 Conditions to the Closing Date. This Agreement and the obligations of the Lenders to make Loans hereunder shall become effective on the first date when each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received the following, each of which shall be originals, telecopies or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated a date on or prior to the Closing Date and each in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers:

(i) executed counterparts of this Agreement from the Borrower;

(ii) a promissory note executed by the Borrower in favor of each Lender requesting three Business Days in advance a promissory note evidencing the Loan provided by such Lender;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party or is to be a party;

(iv) a certificate of good standing for the Borrower from its jurisdiction of organization;

(v) a certificate signed by the Chief Financial Officer of the Borrower certifying (A) as to the Debt Rating then in effect and (B) that the conditions specified in Section 4.02(a) and (b) have been satisfied; and

(vi) a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower, and the general counsel of the Borrower, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent,

(b) All reasonable and documented out-of-pocket fees and expenses of the Administrative Agent and the Arrangers (including the reasonable and documented fees and expenses of a single counsel for the Administrative Agent and the Arrangers) required to be paid on or before the Closing Date, in the case of expenses, to the extent invoiced at least two Business Days prior to the Closing Date, shall have been paid. The Borrower shall have paid all items then due and payable under the Fee Letter and any other separate letter agreements with respect to fees payable on or prior to the Closing Date in connection with the syndication of the Loans and Commitments.

(c) The Administrative Agent shall have received a Borrowing Request in accordance with the requirements of Section 2.03 hereof.

(d) The Administrative Agent and the Arrangers shall have received at least three Business Days prior to the Closing Date such documentation and information as is reasonably requested in writing at least ten calendar days prior to the Closing Date by the Administrative Agent or the Arrangers about the Borrower to the extent required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects (other than, in the case of any Borrowing made following the Closing Date, the representations and warranties made in Sections 3.04(b) and 3.06(a) and, to the extent relating to litigation, Section 3.06(c)) on and as of the date of such Borrowing (except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date).

(b) at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Beginning on the Closing Date after giving effect to the Loans made on the Closing Date and continuing thereafter until the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent amounts not yet due) shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent on behalf of each Lender:

(a) within 90 days (or, if earlier, as soon as filed with the SEC) after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2016, its audited consolidated balance sheet and audited consolidated statements of income, changes in equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days (or, if earlier, as soon as filed with the SEC) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31, 2016, its unaudited consolidated balance sheet as of the end of such fiscal quarter, unaudited consolidated statement of income as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and unaudited statement of cash flows as of the end of the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) stating that, except as set forth in such certificate, such Financial Officer has no knowledge of any Default existing as of such date and, if a Default does exist, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (including the amounts representing each clause set forth in the definition of “Consolidated EBITDA”) demonstrating compliance with the covenants contained in Sections 6.08 and 6.09 and (iii) to the extent that any change in GAAP or application thereof has a material impact on such financial statements, stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic reports, proxy statements and other material filings (as reasonably determined by the Borrower) filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to the holders of its Equity Interests generally; and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent, any Arrangers or any Lenders may reasonably request.

Information required to be delivered pursuant to clauses (a), (b) and (d) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent and the Lenders that such information has been posted on the Borrower’s website on the Internet at http://ir.nasdaqomx.com/sec.cfm, at www.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to clause (c) and (ii) the Borrower shall deliver paper copies of the information required to be delivered pursuant to clauses (a), (b) and (d) to any Lender that requests such delivery.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Affiliates or their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials, if any, that may be distributed to the Public Lenders (it being understood and agreed that, unless otherwise agreed by the Borrower in writing, the Borrower shall be under no obligation to provide Borrower Materials suitable for distribution to any Public Lender) and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” by the Borrower are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of the following promptly after any Responsible Officer of the Borrower obtains notice thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(c) within three Business Days after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect;

(d) within five Business Days after any public announcements regarding a change in the Debt Rating; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. The Borrower will, and will cause each Material Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except, in the case of clause (b), to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.05.

SECTION 5.04 Payment of Obligations. The Borrower will, and will cause each Material Subsidiary to, pay its obligations (other than Indebtedness and any obligations in respect of any Swap Agreements), including Tax liabilities that, if unpaid, could result in a Lien on any of its assets or properties, before the same shall become delinquent or in default, except (a) where (1) the validity or amount thereof is being contested in good faith by appropriate proceedings and (2) the Borrower or such Material Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) for any failures to pay that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties. The Borrower will, and will cause each Material Subsidiary to, keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except (a) pursuant to transactions permitted by Section 6.03 or 6.05 or (b) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain in all material respects, with insurance companies believed by the Borrower to be financially sound and reputable, (a) insurance in such amounts and against at least such risks as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) all other insurance as may be required by law. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.07 Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in a manner sufficient to (a) permit the preparation of financial statements in accordance with GAAP and (b) calculate the financial covenants set forth in Sections 6.08 and 6.09. Subject to Section 9.12, the Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent (or, during an Event of Default, any Lender (which shall be coordinated through the Administrative Agent)), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (and the Borrower shall be afforded the opportunity to participate in any discussions with such officers and independent accountants), all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative

Agent shall not exercise such rights more often than one time during any calendar year at the Borrower’s expense. Notwithstanding anything to the contrary in this Section 5.07, none of the Borrower or its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) in respect of which disclosure to the Administrative Agent (or, as applicable, any Lender or any of their respective designated representatives) is then prohibited by law, rule or regulation or any agreement binding on the Borrower or any of its Subsidiaries, (ii) is non-financial trade secrets or proprietary computer programs, client and vendor proprietary information, source code, proprietary technology and similar proprietary information or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

SECTION 5.08 Compliance with Laws.

(a) The Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower will maintain in effect and enforce policies and procedures reasonably designed to achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

ARTICLE VI

NEGATIVE COVENANTS

Beginning on the Closing Date after giving effect to the Loans made on the Closing Date and continuing thereafter until the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness of Subsidiaries.

The Borrower will not permit any Subsidiary to create, incur, assume or permit to exist any Funded Indebtedness other than:

(i) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;

(ii) Guarantees by any Subsidiary of Indebtedness of any other Subsidiary; provided that the Indebtedness so Guaranteed is otherwise permitted by this Section 6.01;

(iii) other Indebtedness of the Subsidiaries in an aggregate principal amount not exceeding the greater of (x) $300,000,000 at any time outstanding and (y) 25% of Consolidated EBITDA for the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to the most recent date any Indebtedness is incurred in reliance on this clause (iii) for which financial statements have been or were required to be delivered pursuant to paragraph (a) or (b) of Section 5.01;

(iv) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(v) Indebtedness of any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness for borrowed money), in each case provided in the ordinary course of business;

(vi) Indebtedness of a Subsidiary in respect of non-speculative Swap Agreements relating to the business or operations of such Subsidiary;

(vii) Indebtedness arising from the honoring by a bank or financial institution of a check or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is repaid within five Business Days;

(viii) Indebtedness in respect of letters of credit, guarantees, counter-indemnities and short term facilities incurred by any Subsidiary engaged in Clearing Operations in connection with the ordinary clearing, depository and settlement procedures (including, without limitation, any letter of credit or guarantees provided to any central securities depositories or external custodians) relating thereto; provided that any advances thereunder are repaid within 10 days following the date of such advance or any drawing under any letter of credit or guarantee;

(ix) any Indebtedness of any Clearing House incurred in connection with arrangements related to any Clearing Operations where such Indebtedness arises under the rules, normal procedures, agreements or legislation governing the Clearing Operations or such Clearing House; provided that any loans, advances or other outstanding Indebtedness thereunder are repaid within 10 days following the date on which such loan or advance was made or any other such Indebtedness was incurred;

(x) any Indebtedness arising as a result of short-term sale and repurchase transactions entered into by a Subsidiary on market terms and in respect of marketable securities held for investment purposes where the applicable Subsidiary enters into back to back, foreign exchange, swap or derivative transaction in the ordinary course of business; provided that the amount of such Indebtedness doesn’t exceed the principal amount of the securities sold;

(xi) Indebtedness incurred in connection with the administration of the UK ESOP Program in the ordinary course of business and not outstanding longer than seven days;

(xii) Indebtedness of Regulated Subsidiaries or any direct or indirect parent of any such Regulated Subsidiary incurred to satisfy such Regulated Subsidiary’s determination of any requirement imposed at any time or from time to time by any Governmental Authority in an aggregate principal amount not to exceed $250,000,000 at any time outstanding; provided that any such Indebtedness is not outstanding for longer than 30 days;

(xiii) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business.

(xiv) Indebtedness of any Subsidiary incurred on behalf of its customers in its market technology business consisting of purchase money Indebtedness and Capital Lease Obligations not to exceed $50,000,000 outstanding at any time in respect of back-to-back lease arrangements;

(xv) Indebtedness arising from agreements of any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(xvi) Indebtedness supported by a letter of credit issued under the Borrower’s Existing Revolving Credit Agreement;

(xvii) Indebtedness of any Person that is merged or consolidated with and into any Subsidiary or of any Person that otherwise becomes a Subsidiary after the Closing Date; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon); provided that (i) the Borrower would be in compliance on a Pro Forma Basis with the covenant set forth in Section 6.09 as of the most recent test date for which financial statements have been delivered pursuant to paragraph (a) or (b) of Section 5.01 and (ii) the aggregate principal amount of Indebtedness permitted by this clause (xvii) shall not exceed $100,000,000 at any time outstanding; and

(xviii) Indebtedness arising from repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, securities lending and borrowing agreements and any other similar agreement or transaction (including Swap Agreements) entered into by the Borrower or such Subsidiary in the ordinary course of its clearing, depository and settlement operations, or matters reasonably related or incidental thereto, or in the management of its liabilities; provided that the amount of such Indebtedness outstanding at any time does not exceed the market value of the securities or other assets sold, loaned or borrowed or otherwise subject to such applicable agreement or transaction at such time.

SECTION 6.02 Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Closing Date and set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and refinancings, extensions, renewals and replacements thereof so long as the principal amount of such refinancings, extensions, renewals and replacements does not exceed the principal amount of the obligations being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith);

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary other than proceeds of such property or asset and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and refinancings, extensions, renewals and replacements thereof so long as the principal amount of such refinancings, extensions, renewals and replacements does not exceed the principal amount of the obligations being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith);

(d) Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Subsidiary; provided that (A) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital asset and (B) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary other than proceeds of such property or assets;

(e) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(f) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

(g) Liens not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations secured thereby does not exceed $150,000,000 at any time outstanding;

(h) Liens granted by a Subsidiary in favor of the Borrower or another Subsidiary in respect of Indebtedness or other obligations owed by such Subsidiary to the Borrower or such other Subsidiary;

(i) Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by Section 6.01(xiii);

(j) Liens granted by a Subsidiary to secure obligations that do not constitute Indebtedness and are incurred in connection with the exchange and clearing operations of such Subsidiary in the ordinary course of business;

(k) Liens solely on earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement in respect of any Acquisition or other Investment;

(l) Liens securing obligations in respect of non-speculative Swap Agreements relating to the business or operations of the Borrower or its Subsidiaries;

(m) Liens arising in connection with the operations of the Borrower or any Subsidiary relating to clearing, depository, matched principal, regulated exchange or settlement activities or the management of liabilities, in each case, in the ordinary course of business, including, without limitation, (i) Liens on securities sold by the Borrower or any of the Borrower’s Subsidiaries in repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, securities lending and borrowing agreements and any other similar agreement or transaction and (ii) Liens on cash and Permitted Investments to secure permitted Indebtedness incurred in connection with such activities;

(n) Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(o) Liens securing obligations of the Borrower or any Subsidiary of the Borrower in respect of any swap agreements or other hedging arrangements entered into (i) in the ordinary course of business and for non-speculative purposes or (ii) solely in order to serve clearing, depository, regulated exchange or settlement activities in respect thereof; and

(p) Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to a share repurchase program.

SECTION 6.03 Fundamental Changes and Lines of Business.

(a) The Borrower will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

(i) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (w) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (x) any Subsidiary may merge into any Person in order to consummate an Asset Sale permitted by Section 6.05 or any Investment not prohibited by this Agreement, (y) any Subsidiary may merge into the Borrower and (z) any Subsidiary may liquidate, dissolve or wind up its affairs if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(ii) any Subsidiary may be merged or consolidated with or into any other Subsidiary; and

(iii) any Subsidiary may liquidate, dissolve or wind up its affairs if its assets are distributed to a Wholly-Owned Subsidiary.

(b) The Borrower will not, nor will it permit any Subsidiary to, engage in any business other than businesses of the type that do not fundamentally and substantively alter the character of the business of the Borrower and the Subsidiaries, taken as whole, from the business conducted by the Borrower and the Subsidiaries, taken as whole, on the Closing Date and other business activities incidental or related thereto or constituting reasonable extensions thereof.

SECTION 6.04 Use of Proceeds.

(a) The proceeds of the Term Loans will be used only for general corporate purposes (including Acquisitions, share repurchases, the payment of Transaction Costs the repayment of outstanding loans under the Existing Revolving Credit Agreement). No part of the proceeds of any Loan will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(b) The Borrower shall not directly or, to its knowledge, indirectly use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

(c) The Borrower shall not directly or, to its knowledge, indirectly use the proceeds of any Borrowing for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010, or breach other similar applicable legislation in other jurisdictions.

SECTION 6.05 Asset Sales. The Borrower will not, nor will it permit any Subsidiary to, sell, transfer, license, lease or otherwise dispose of any asset owned by it (including any Equity Interest owned by it, but excluding any Equity Interests of the Borrower), nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than directors’ qualifying shares and Equity Interests issued to the Borrower or another Subsidiary) (each of the foregoing an “Asset Sale”), except:

(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used or surplus equipment, (iii) Permitted Investments and (iv) cash and Cash Equivalents, in each case in the ordinary course of business;

(b) Asset Sales made by any Broker-Dealer Subsidiary in the ordinary course of business;

(c) Asset Sales to or among the Borrower and/or a Subsidiary or Subsidiaries;

(d) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(e) sales, transfers, leases and other dispositions of any Investments;

(f) leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Subsidiary;

(g) licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Subsidiary;

(h) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(i) issuances of Equity Interests to foreign nationals to the extent required by applicable law;

(j) so long as the Borrower would be in compliance on a Pro Forma Basis with the covenant set forth in Section 6.09 as of the most recent test date for which financial statements have been delivered pursuant to paragraph (a) or (b) of Section 5.01, Asset Sales of assets that are not otherwise permitted by any other clause of this Section; provided that such (i) assets sold in any calendar year shall not, in the aggregate, account for more than 20.0% of Consolidated EBITDA or more than 20.0% of the Borrower’s consolidated total revenues for the prior calendar year and (ii) as of any time of determination, such assets sold during the term of this Agreement shall not, in the aggregate, account for more than 40.0% of Consolidated EBITDA or more than

40.0% of the Borrower’s consolidated total revenues, in each case on a cumulative basis from September 30, 2014 through the most recently completed fiscal quarter for which financial statements are available;

(k) sale and leaseback transactions involving assets that do not exceed $100,000,000; and

(l) ratable issuances of Equity Interests to existing equityholders for non-Wholly-Owned Subsidiaries (or less than ratable if such issuance would result in the Borrower and/or any other Subsidiary increasing its percentage of any class of Equity Interest owned in such non-Wholly-Owned Subsidiary, as compared to its ownership immediately prior to the consummation of such transaction).

For the avoidance of doubt, (w) the granting of Liens permitted by Section 6.02, (x) the making of Investments not prohibited by this Agreement, (y) the making of any mergers, consolidations, liquidations or dissolutions permitted by Section 6.03(a) and (z) the making of any Restricted Payment not prohibited by this Agreement will not be deemed to be Asset Sales for purposes of this Section 6.05.

SECTION 6.06 Restricted Payments. The Borrower will not, nor will it permit any Subsidiary to, make, directly or indirectly, any Restricted Payment, except:

(a) the Borrower may make Restricted Payments with respect to its Equity Interests or with respect to Equity Equivalents, in each case, payable solely in Equity Interests or Equity Equivalents (other than Disqualified Equity Interests);

(b) the Borrower and its Subsidiaries may make Restricted Payments not exceeding $10,000,000 during any fiscal year pursuant to and in accordance with stock option or stock ownership plans, employment agreements, incentive plans or other benefit plans approved by the Borrower’s Board of Directors for management, directors, former directors, employees and former employees of the Borrower and the Subsidiaries;

(c) the Borrower and its Subsidiaries may make Restricted Payments; provided that (x) on a Pro Forma Basis the Leverage Ratio as of the last day of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to paragraph (a) or (b) of Section 5.01 would be equal to or less than 3.0 to 1.0 and (y) at the time of any such payment, no Event of Default shall have occurred and be continuing or would result therefrom;

(d) the Borrower and its Subsidiaries may make additional Restricted Payments not otherwise permitted by this Section 6.06 in an aggregate amount not exceeding $150,000,000;

(e) the Borrower and its Subsidiaries may redeem, repurchase or otherwise acquire Qualified Equity Interests or options in exchange for (or out of the proceeds of a substantially concurrent offering of) Qualified Equity Interests of the Borrower or newly issued options to acquire Equity Interests of the Borrower;

(f) [reserved];

(g) the Borrower or any Subsidiaries may redeem, repurchase or otherwise acquire Qualified Equity Interests within 180 days of any Acquisition which was funded in whole or in part through the issuance of Qualified Equity Interests to the sellers of the business acquired in such Acquisition so long as the amount expended does not exceed the current market value (as determined in good faith by the Borrower) of the Qualified Equity Interests issued to such sellers in such Acquisition; and

(h) the Borrower may make ordinary cash dividends on any Equity Interests of the Borrower.

SECTION 6.07 Transactions with Affiliates. The Borrower will not, nor will it permit any Subsidiary to, sell, lease, license or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions in the ordinary course of business at prices and on terms and conditions not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Borrower and the Subsidiaries, (iii) loans or advances to employees, (iv) payroll, travel and similar advances, (v) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or the Subsidiaries in the ordinary course of business, (vi) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans, incentive plans or other benefit plans approved by the Borrower’s Board of Directors, (vii) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Subsidiary and any employee thereof and approved by the Borrower’s Board of Directors, (viii) any Restricted Payment not prohibited by this Agreement, (ix) transactions pursuant to the agreements set forth on Schedule 6.07 and (x) any transaction with an Affiliate (other than the Borrower or any Subsidiary) where the only consideration paid to such Affiliate is Qualified Equity Interests of the Borrower including conversions pursuant to any convertible debt instrument.

SECTION 6.08 Interest Expense Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Borrower to be less than 4.00 to 1.00.

SECTION 6.09 Leverage Ratio. The Borrower will not permit the Leverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Borrower to be greater than 3.50 to 1.00; provided that the Borrower shall be permitted one time only to allow the Leverage Ratio required under this Section 6.09 to be increased to 3.75 to 1.00 in connection with an Acquisition for the one-year period beginning on the closing date of such Acquisition, so long as the Borrower is in compliance on a Pro Forma Basis with a Leverage Ratio of 3.75 to 1.00 on the closing date of such Acquisition after giving effect to such Acquisition; provided, further, that the Borrower shall provide notice in writing to the Administrative Agent of such increase and a transaction description of such Acquisition (regarding the name of the Person or assets being acquired, the purchase price, the Leverage Ratio on a Pro Forma Basis and the acquired revenue (for the trailing four quarter period) and Consolidated EBITDA of such acquired Person or assets); provided, further, that at the end of such one-year period, the Leverage Ratio permitted under this Section 6.09 shall revert to 3.50 to 1.00.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article VII) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to Article II, Article IV, Section 5.01 or Section 5.02 or any amendment or modification thereof or waiver thereunder, shall, if qualified by materiality, prove to have been incorrect or, if not so qualified, prove to have been incorrect in any material respect, in each case when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03(a) or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Article VII), and such failure shall continue unremedied for a period of 30 days after notice thereof from any Lender or the Administrative Agent to the Borrower;

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to the expiration of any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness of the Borrower or any Subsidiary becoming due prior to its scheduled maturity or that, after the expiration of any applicable grace period, enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness of the Borrower or any Subsidiary or any trustee or agent on its or their behalf to cause any Material Indebtedness of the Borrower or any Subsidiary to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) any Indebtedness that becomes due as a result of a refinancing thereof permitted by Section 6.01;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or undischarged for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not paid, fully bonded or covered by insurance) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged, undismissed or unvacated for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment and such action shall not have been stayed;

(l) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect in any material respect; or the Borrower contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document (other than pursuant to any termination in accordance with the terms hereof or thereof or satisfaction in full of the Obligations);

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

REGARDING THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent, by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

The bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the such Agent in good faith to be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by The Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of The Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as The Administrative Agent.

The Administrative Agent may resign at any time upon notice to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower and, unless an Event of Default has occurred and is continuing, with the consent of the Borrower (not to be unreasonably withheld or delayed) to appoint a successor that shall be a bank with an office in the United States or an Affiliate of any such bank. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after such retiring Administrative Agent gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent that shall be a bank with an office in the United States or an Affiliate of any such bank; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) such retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After such Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this any Loan Document or any related agreement or any document furnished thereunder.

In case of the pendency of any proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and their respective agents and counsel and all other amounts due under Section 2.13) allowed in such judicial proceeding, and (b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.13 or Section 2.15 and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other reasonable expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder.

Notwithstanding anything herein to the contrary, none of the institutions identified as an Arranger, Joint Bookrunning Manager, Syndication Agent or Documentation Agent on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or, solely with respect to any communications solely between or among the Administrative Agent and any Lender, sent by telecopy, as follows:

(a) if to the Borrower, to it at 805 King Farm Blvd., Rockville, Maryland 20850, Attention of General Counsel;

(b) if to the Administrative Agent, to the Administrative Agent’s Office; and

(c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or, solely for purposes of any communications solely between or among the Administrative Agent and any Lender, telecopy number for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.18 with respect to any Incremental Facility Amendment, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect, mistake or inconsistency so long as, in each case, (A) such amendment does not adversely affect the rights of any Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the maturity of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (D) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Types of Loans or change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, in each case without the written consent of each Lender adversely affected thereby, (E) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (it being understood that, other than pursuant to any Incremental Facility Amendment (the consent requirements for which are set forth in Section 2.18), with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loans on the date hereof), (F) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class, (vii) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the written consent of such SPV or (G) make any changes that impose any restriction on the ability of any Lender to assign any of its rights or obligations, without the written consent of each Lender affected thereby; provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent. any Arranger, any Joint Bookrunning Manager, any Syndication Agent or any Documentation Agent without the prior written consent of the Administrative Agent, such Arranger, such Joint Bookrunning Manager, such Syndication Agent or such Documentation Agent, as the case may be, (2) without limiting clause (C) below, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time, and (3) after the Closing Date, no amendment, waiver or consent shall amend, modify supplement or waive the conditions precedent set forth in Section 4.02 or any representation or warranty set forth in Article III without the written consent of the Required Lenders (it being understood that no other amendment, waiver, consent or other modification of any term or provision of this Agreement, including any waiver of a covenant or a Default, shall be deemed to be an amendment, waiver, consent or other modification of Section 4.02 or any such representations or warranties for purposes of this clause (3)). Notwithstanding the foregoing, upon the election of the Borrower to switch from GAAP to IFRS this Agreement may be amended (or amended and restated) with only the written consent of the Administrative Agent and the Borrower (and not any other Lender or the Required Lenders) to eliminate any changes to the meaning of this Agreement as a result of such election.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (v) or (vi) of paragraph (b) of this Section, the consent of a majority in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent, the Arrangers and their respective Affiliates, in connection with the syndication of the credit facilities provided for herein (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent and its Affiliates and, if reasonably necessary, of a single local counsel to the Administrative Agent and its Affiliates in each relevant material jurisdiction, which may be a single local counsel acting in multiple material jurisdictions, in connection with the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof and (iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, or any Lender, including the fees, charges and disbursements of a single primary counsel for the Administrative Agent or any Lender, along with such specialist counsel as may reasonably be required by the Administrative Agent or any Lender, and of a single firm of local counsel in each material jurisdiction (and, in the event of a conflict of interest (as reasonably determined by the applicable Administrative Agent or Lender), one additional firm of counsel to each group of similarly affected parties), in connection with the enforcement or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. For the avoidance of doubt, this Section 9.03(a) shall not apply to any Indemnified Taxes or Other Taxes indemnified under Section 2.15 or any Excluded Taxes.

(b) The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender, each Arranger, each Joint Bookrunning Manager, each Syndication Agent, each Documentation Agent and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses, including the reasonable fees, charges and disbursements of a single firm as primary counsel for the Indemnitees, along with such specialist counsel as may reasonably be required by the Indemnitees, and of a single firm of local counsel in each material jurisdiction (and, in the event of a conflict of interest (as reasonably determined by the applicable Indemnitee), one additional firm of counsel to each group of similarly affected Indemnitee), incurred by or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any material respect to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Indemnified Persons (as defined below) or (y) arise from any dispute solely among Indemnitees other than any claims against any Arranger or the Administrative Agent in fulfilling its role as an agent or arranger or any similar role under the Facilities and other than any claims arising out of any act or omission on the part of the Borrower or any of its Related Parties. For the avoidance of doubt, this Section 9.03(b) shall not apply to Taxes, other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim. “Related Indemnified Person” of an Indemnitee means (1) any controlling person or controlled affiliate of such Indemnitee, (2) the respective directors, officers or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (3) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of, or at the express instructions of, such Indemnitee, controlling person or such controlled affiliate.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section but without affecting the Borrower’s obligations thereunder, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. The obligations of the Lenders under this paragraph (c) are subject to the second sentence of Section 2.02 (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor or, if later, by the due date specified in any invoice relating thereto.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that the Borrower shall be deemed to have consented to an assignment if the Borrower does not object within 10 Business Days of receipt of a request therefor and (B) the Administrative Agent, not to be unreasonably withheld.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in its capacity as a Lender, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in an amount of $3,500 (it being understood that the Administrative Agent may elect, in its sole discretion, to waive such processing and recordation fee for any assignment and only one such Fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds); provided that assignments made pursuant to Section 2.17(b) or Section 9.02(b) shall not require the signature of the assigning Lender to become effective, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 2.15(e).

For purposes of paragraph (b) of this Section, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its activities and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and interest thereon owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Promptly upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.15(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) Any Lender may, without the consent of the Borrower and the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement in its capacity as a Lender (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan

Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15, subject to the requirements and limitations therein (provided that such Participant shall be subject to Section 2.16(c) as though it were a Lender and shall provide documentation required under Section 2.15(e) solely to the participating Lender), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.16(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(vii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from any change in any Requirement of Law after such Participant acquired the applicable participation.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(d) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. Each party hereto hereby agrees that an SPV shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein), but neither the grant to any SPV nor the exercise by any SPV of such option shall increase the costs or expenses or otherwise increase the obligations of the Borrower under such Sections except to the extent such increase results from any change in any Requirement of Law after the grant to such SPV is made.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid (other than contingent amounts not yet due) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and its Affiliates may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its property in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Lenders, the Arrangers, the Joint Bookrunning Managers, the Syndication Agents and the Documentation Agents agrees to maintain the confidentiality of the Information (as defined below) and neither use nor disclose such Information, except that Information may be used by such Person in evaluating the credit worthiness of the Borrower or in providing financial services to Borrower or any of its Subsidiaries and may be disclosed, subject to the last paragraph of this Section and limitations set forth in this Agreement relating to Public Lenders, (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or demanded by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Borrower will be promptly notified (to the extent reasonably practicable and permitted by applicable law)), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially consistent with or more restrictive than those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its Obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Related Parties, which source is not known to such Administrative Agent, Lender or Affiliate thereof to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Borrower or any of its Subsidiaries.

For purposes of this Section, “Information” means all information received from or on behalf of the Borrower or any Subsidiary thereof relating to the Borrower or any Affiliate thereof or their respective businesses, other than any such information that is (i) available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by or on behalf of the Borrower or any Subsidiary thereof, which source is not known to such Administrative Agent, Lender or Affiliate thereof to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Borrower or any of its Subsidiaries or (ii) clearly marked “non-confidential.” Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders, the Arrangers, the Joint Bookrunning Managers, the Syndication Agents and the Documentation Agents acknowledges that (a) the Information may include material non-public information concerning the Borrower, its Affiliates or any of their respective securities, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

SECTION 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act. The Borrower shall, promptly following a written request by the Administrative Agent or any Lender through the Administrative Agent, provide all documentation and other information that the Administrative Agent or such Lender requires pursuant to applicable Law or reasonably requests, in any such case, in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

SECTION 9.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents and the Lenders each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates; (iii) none of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents or the Lenders have assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents or the Lenders have advised or are currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, each Arranger, each Syndication Agent, each Documentation Agent, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, each Arranger, each Syndication Agent, each Documentation Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 9.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments, modifications or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 9.18 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NASDAQ, INC.

By:	/s/ Ronald Hassen
	Name:	Ronald Hassen
	Title:	Interim Chief Financial Officer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent and a Lender

By:	/s/ Sherman Wong
	Name:	Sherman Wong
	Title:	Director

[Signature Page to Credit Agreement]

J.P. MORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Jennifer M. Dunneback
	Name:	Jennifer M. Dunneback
	Title:	Vice President

[Signature Page to Credit Agreement]

MIZUHO BANK (USA), as a Lender

By:	/s/ David Lim
	Name:	David Lim
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as a Lender

By:	/s/ Leena Parker
	Name:	Leena Parker
	Title:	Senior Vice President

By:	/s/ Rolf Risan
	Name:	Rolf Risan
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), as a Lender

By:	/s/ Johan Klerfelt
	Name:	Johan Klerfelt
	Title:	Loan Origination

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jocelyn Boll
	Name:	Jocelyn Boll
	Title:	Vice President

[Signature Page to Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael Thilmany
	Name:	Michael Thilmany
	Title:	Corporate Director 21438

[Signature Page to Credit Agreement]

TD BANK, N.A., as a Lender

By:	/s/ Craig Welch
	Name:	Craig Welch
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

SVENSKA HANDELSBANKEN AB (PUBL) NEW YORK BRANCH, as a Lender

By:	/s/ Jonas Almhojd
	Name:	Jonas Almhojd
	Title:	Senior Vice President

By:	/s/ Nancy D’Albert
	Name:	Nancy D’Albert
	Title:	Vice President

[Signature Page to Credit Agreement]

Schedule 2.01

Commitments

Lender	Commitment
Bank of America, N.A.	$48,000,000.01

JPMorgan Chase Bank, N.A.	$48,000,000.00

Mizuho Bank (USA)	$48,000,000.00

Nordea Bank Finland Plc, New York Branch	$48,000,000.00

Skandinaviska Enskilda Banken AB (publ)	$48,000,000.00

Wells Fargo Bank, National Association	$48,000,000.00

HSBC Bank USA, National Association	$37,333,333.33

TD Bank, N.A.	$37,333,333.33

Svenska Handelsbanken AB (publ), New York Branch	$37,333,333.33

TOTAL	$400,000,000.00

Schedule 3.06

Disclosed Matters

None.

Schedule 3.12

Subsidiaries*

Name	Ownership of Subsidiary by the Borrower and each Subsidiary (Name of owner and percentage owned)
Nasdaq Technology Services, LLC	Nasdaq, Inc. (100%)
The NASDAQ Stock Market LLC	Nasdaq, Inc. (100%)
The NASDAQ Options Market LLC	The NASDAQ Stock Market LLC (100%)
Norway Acquisition LLC	The NASDAQ Stock Market LLC (100%)
Nasdaq Execution Services, LLC	Norway Acquisition LLC (100%)
NASDAQ Options Services, LLC	Norway Acquisition LLC (100%)
Inet Futures Exchange, LLC	Norway Acquisition LLC (100%)
Nasdaq Corporate Solutions, Inc.	Nasdaq, Inc. (100%)
Shareholder.com B.V.	Nasdaq Corporate Solutions, Inc. (100%)
GlobeNewswire, Inc.	Nasdaq Corporate Solutions, Inc. (100%)
Directors Desk, LLC	Nasdaq Corporate Solutions, Inc. (100%)
Nasdaq International Market Initiatives, Inc.	Nasdaq, Inc. (100%)
Nasdaq International Ltd	Nasdaq, Inc. (100%)
NASDAQ OMX (San Francisco) Insurance LLC	Nasdaq, Inc. (100%)
Nasdaq Canada Inc.	Nasdaq, Inc. (100%)
FINRA/NASDAQ Trade Reporting Facility LLC	Nasdaq, Inc. (100%)
NASDAQ OMX Europe Ltd	Nasdaq, Inc. (75%), OMX AB (25%)
Nasdaq Information, LLC	Nasdaq, Inc. (100%)
NASDAQ BX, Inc.	Nasdaq, Inc. (100%)
NASDAQ OMX BX Equities LLC	NASDAQ BX, Inc. (53.21%), Nasdaq, Inc. (46.79%)
Boston Stock Exchange Clearing Corporation	NASDAQ BX, Inc. (100%)
NASDAQ PHLX LLC	Nasdaq, Inc. (100%)
The Stock Clearing Corporation of Philadelphia	NASDAQ PHLX LLC (100%)
NASDAQ Futures, Inc.	Nasdaq, Inc. (100%)

NASDAQ Energy Futures, LLC	NASDAQ Futures, Inc. (100%)
Nasdaq Commodities Clearing LLC	Nasdaq, Inc. (100%)
FTEN, Inc.	Nasdaq, Inc. (100%)
Execution Access, LLC	FTEN, Inc. (100%)
FinQloud LLC	FTEN, Inc. (100%)
Kleos Managed Services Holdings, LLC	FTEN, Inc. (100%)
Kleos Managed Services, L.P.	FTEN, Inc. (99%), Kleos Managed Services Holdings, LLC (1%)
Nasdaq Corporate Solutions, LLC	Nasdaq, Inc. (100%)
ExactEquity, LLC	Nasdaq, Inc. (100%)
The NASDAQ Private Market, LLC	Nasdaq, Inc. (99%); NASDAQ Global, Inc. (1%)
NPM Securities, LLC	The NASDAQ Private Market, LLC (100%)
Indxis Ltd	Nasdaq, Inc. (100%)
Consolidated Securities Source LLC	Nasdaq, Inc. (100%)
NASDAQ Global, Inc.	Nasdaq, Inc. (100%)
Nasdaq Corporate Solutions (India) Private Limited	NASDAQ Global, Inc. (99%), Nasdaq Corporate Solutions, Inc. (1%)
Nasdaq Holding Luxembourg Sàrl	NASDAQ Global, Inc. (100%)
Nasdaq Holding AB	Nasdaq Holding Luxembourg Sàrl (100%)
Nasdaq AB	Nasdaq Holding AB, Finnish Branch (100%)
Nasdaq Technology AB	Nasdaq AB (100%)
Nasdaq Technology Canada Inc.	Nasdaq Technology AB (100%)
Nasdaq Ltd	Nasdaq Technology AB (100%)
Nasdaq Technology (Japan) Ltd	Nasdaq Ltd (100%)
Nasdaq Pty Ltd	Nasdaq Australia Holding Pty Ltd (100%)
Nasdaq Technology Italy Srl	Nasdaq Technology AB (100%)
Nasdaq Technology Energy Systems AS	Nasdaq Technology AB (100%)
Hugin AS	Nasdaq Technology Energy Systems AS (100%)
Nasdaq (Asia Pacific) Pte. Ltd.	Nasdaq Technology AB (100%)
Nasdaq Broker Services AB	Nasdaq Technology AB (100%)

Nasdaq Exchange & Clearing Services AB	Nasdaq Technology AB (100%)
Nasdaq Corporate Solutions International Limited	Nasdaq Technology AB (100%)
NASDAQ OMX Korea Ltd.	Nasdaq Corporate Solutions International Limited (100%)
NASDAQ OMX Germany GmbH	Nasdaq Corporate Solutions International Limited (100%)
NASDAQ OMX France SAS	Nasdaq Technology AB (100%)
Nasdaq Nordic Ltd	Nasdaq AB (100%)
Nasdaq Stockholm AB	Nasdaq Nordic Ltd (100%)
Nasdaq Clearing AB	Nasdaq Nordic Ltd (100%)
Clearing Control CC AB	Nasdaq Clearing AB (100%)
Nasdaq Tallinn AS	Nasdaq Nordic Ltd (100%)
AS Eesti Väärtpaberikeskus (Estorian CSD)	Nasdaq Tallinn AS (100%)
AS eCSD Expert	Nasdaq Tallinn AS (100%)
Nasdaq Riga, AS	Nasdaq Nordic Ltd (92.98%)
AS Latvijas Centralais depozitarijs	Nasdaq Riga, AS (100%)
Nasdaq Helsinki Ltd	Nasdaq Nordic Ltd (100%)
AB Nasdaq Vilnius	Nasdaq Helsinki Ltd (96.35%)
Lithuanian Central Securities Depository Ltd.	Nasdaq Helsinki Ltd (92%), AB Nasdaq Vilnius (8%)
Nasdaq Holding Denmark A/S	Nasdaq Nordic Ltd (100%)
Nasdaq Copenhagen A/S	Nasdaq Holding Denmark A/S (100%)
Eignarhaldsfelagid Verdbrefathing hf.	Nasdaq Nordic Ltd (99.9%), Nasdaq AB (0.1%)
Nasdaq Iceland hf.	Eignarhaldsfelagid Verdbrefathing hf. (100%)
Nasdaq CSD Iceland hf.	Eignarhaldsfelagid Verdbrefathing hf. (100%)
Nasdaq Oslo ASA	Nasdaq Nordic Ltd (100%)
OMX Netherlands Holding B.V.	Nasdaq AB (100%)
OMX Netherlands B.V.	OMX Netherlands Holding B.V. (100%)
Nasdaq Treasury AB	OMX Netherlands B.V. (100%)
OMX Treasury Euro Holding AB	Nasdaq Treasury AB (100%)
OMX Treasury Euro AB	OMX Treasury Euro Holding AB (99.9%)

Nasdaq NLX Ltd	Nasdaq AB (100%)
Nasdaq Australia Holding Pty Ltd	Nasdaq Technology AB (100%)
SMARTS Group Holdings Pty Ltd	Nasdaq Australia Holding Pty Ltd (100%)
SMARTS Market Surveillance Pty Ltd	SMARTS Group Holdings Pty Ltd (100%)
SMARTS (Asia) Ltd	SMARTS Market Surveillance Pty Ltd (100%)
SMARTS Broker Compliance Pty Ltd	SMARTS Group Holdings Pty Ltd (100%)
Bwise Beheer B.V.	OMX Netherlands Holding B.V. (100%)
Bwise Holding B.V.	Bwise Beheer B.V. (100%)
BWise B.V.	Bwise Holding B.V. (100%)
Bwise Germany GmbH	Bwise Holding B.V. (100%)
Bwise Internal Control Inc.	Bwise Holding B.V. (100%)
Nasdaq Teknoloji Servisi Limited Sirketi	Nasdaq Technology AB (100%)
Nasdaq Vilnius Services UAB	Nasdaq AB (100%)
Ensoleillement Inc.	Nasdaq, Inc. (100%)
Operations & Compliance Network, LLC	Nasdaq, Inc. (100%)
Farm Church Holdings ULC	Nasdaq, Inc. (100%)
Nasdaq Corporate Solutions Canada ULC	Nasdaq, Inc. (100%)
Chi-X Canada ATS Ltd.	Ensoleillement Inc. (100%)
GraniteBlock, Inc.	Nasdaq, Inc. (100%
Granite Redux, Inc.	Nasdaq, Inc. (100%)
Dorsey, Wright & Associates, LLC	Nasdaq, Inc. (46.103258%), Granite Redux, Inc. (39.215686%); GraniteBlock, Inc. (14.681056%)
SecondMarket Solutions, Inc.	The NASDAQ Private Market, LLC (100%)
SecondMarket Labs, LLC	SecondMarket Solutions, Inc. (100%)
SMTX, LLC	SecondMarket Solutions, Inc. (100%)
2157971 Ontario Ltd.	Marketwired L.P. (100% of Class A Shares); Farm Church Holdings ULC (100% of Class B Shares)
Marketwired UK Ltd.	Marketwired L.P. (100% of 1 A Ordinary Shares); Farm Church Holdings ULC (100% of 1 B Ordinary Shares)
Marketwire, Inc.	MW Holdco (2006) Inc. (100%)
MW Holdco (2006) Inc.	Marketwired L.P. (100% of Class A Common Stock and 12.1% of Class B Common Stock); Farm Church Holdings ULC (87.9% of Class B Common Stock)

Global Network Content Services, LLC	Marketwire, Inc. (100%)
Marketwire China Holding (HK) Ltd.	2157971 Ontario Ltd. (100%)
Marketwired L.P.	Farm Church Holdings ULC (100% of general partnership interests); Nasdaq Corporate Solutions Canada ULC (100% of limited and preferred partnership interests)

*	This list does not include branches of any of the subsidiaries.

Schedule 6.02

Existing Liens

None.

Schedule 6.07

Agreements with Affiliates

None.

Schedule 9.01

Administrative Agent’s Office

Administrative Agent’s Office

(for payments and Borrowing Requests):

Bank of America, N.A.

101 N. Tryon Street

Mail Code: NC1-001 05-46

Charlotte, NC 28255-0001

Attention: Charles D. Hensley

Telephone: 980-388-3225

Telecopier: 704-719-5362

Electronic Mail: Charles.hensley@baml.com

Account No.: 1366212250600

Ref: Nasdaq, Inc.

ABA# 026009593

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

901 Main Street

Mail Code: TX1-492-14-11

Dallas, TX 75202-3714

Attention: Ronaldo Naval

Telephone: 214-209-1162

Telecopier: 877-511-6124

Electronic Mail: ronaldo.naval@baml.com

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the date set forth below (the “Effective Date”) and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement, dated as of March 17, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Nasdaq, Inc., the lenders from time to time party thereto (the “Lenders”), and Bank of America, N.A., as Administrative Agent. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facilities identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

Assignor (the “Assignor”):

Assignee (the “Assignee”):

(a)	Assignee is an Affiliate of: [ ]

(b)	Assignee is an Approved Fund administered or managed by: [ ]

Borrower: NASDAQ, INC.

Administrative Agent: BANK OF AMERICA, N.A.

Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders		Aggregate Amount of Commitment/Loans Assigned[1]

U.S. Term Loans	$	[ ],000,000	$	[	]
Swedish Term Loans	$	[ ],000,000	$	[	]

Effective Date: [            ], 20[    ].

[1]	Except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the Assignor’s Commitment or Loans, the amount of the Commitment or Loans of the Assignor subject to an assignment shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (provided no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing).

The terms set forth in this Assignment and Assumption are hereby agreed to:

[ASSIGNOR]

by
Name:
Title:

[ASSIGNEE]

by
Name:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent,

by
Name:
Title:

[Consented to:]2

NASDAQ, INC.

by:
Name:
Title:

[2]	To the extent required by the Credit Agreement

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION

ARTICLE X Representations and Warranties.

SECTION 10.01 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any Subsidiary or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any Subsidiary or Affiliates or any other Person of any of their respective obligations under any Loan Document.

SECTION 10.02 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15(e) of the Credit Agreement, duly completed and executed by the Assignee, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

ARTICLE XI Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

ARTICLE XII General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

EXHIBIT B

FORM OF BORROWING NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March 17, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Nasdaq, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of [U.S.] [Swedish] Term Loans

☐ A conversion or continuation of [U.S.] [Swedish] Term Loans

1.	On (a Business Day).

2.	In the amount of $

3.	Comprised of

[Type of Loan requested]

4.	Currency of [Dollars] [Swedish Kronor]

5.	For Eurocurrency Rate Loans: with an Interest Period of months.

NASDAQ, INC.

By:
Name:
Title:

EXHIBIT C-1

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the credit agreement dated as of March 17, 2016 among Nasdaq, Inc., a Delaware corporation, as borrower (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Credit Agreement”).

Pursuant to the provisions of Section 2.15(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, , 20[ ]

EXHIBIT C-2

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the credit agreement dated as of March 17, 2016 among Nasdaq, Inc., a Delaware corporation, as borrower (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Credit Agreement”).

Pursuant to the provisions of Section 2.15(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its partners/members claiming the portfolio interest exemption (“applicable partners/members”) is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its applicable partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its applicable partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its applicable partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable, from each of its applicable partners/members. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, , 20[ ]

EXHIBIT C-3

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the credit agreement dated as of March 17, 2016 among Nasdaq, Inc., a Delaware corporation, as borrower (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Credit Agreement”).

Pursuant to the provisions of Section 2.15(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender in writing (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, , 20[ ]

EXHIBIT C-4

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the credit agreement dated as of March 17, 2016 among Nasdaq, Inc., a Delaware corporation, as borrower (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Credit Agreement”).

Pursuant to the provisions of Section 2.15(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its partners/members claiming the portfolio interest exemption (“applicable partners/members”) is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its applicable partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its applicable partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its applicable partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable from each of its applicable partners/members. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, , 20[ ]